EX-99.e.1.ii

Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

April 27, 2012

Delaware Group Limited Term Government Funds
2005 Market Street
Philadelphia, PA 19103

Re:	Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of the Delaware Limited-Term Diversified Income Fund (the “Fund”), a series of Delaware Group Limited Term Government Funds, the Distributor shall waive a portion of the Fund’s Rule 12b-1 (distribution) fees for its Class A and Class R shares, so that such Class A and Class R shares’ Rule 12b-1 (distribution) fees will not exceed 0.15% and 0.50%, respectively, of such classes’ average daily net assets for the period April 27, 2012 through April 30, 2013.

     The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:	/s/J. Scott Coleman

Name: J. Scott Coleman
Title: President

Your signature below acknowledges
acceptance of this Agreement:

Delaware Group Limited Term Government Funds

By:	/s/Patrick P. Coyne

	Name:	Patrick P. Coyne
	Title:	President
	Date:	April 27, 2012